Exhibit 10.47

Summary of Non-Employee Director Compensation

Members of the Board of Directors (the “Board”) who are employees of Nationwide Financial Services, Inc. (the “Company”) or its affiliates are not separately compensated for service on the Board of Directors or any of its committees.

Effective January 1, 2006, directors of the Company who are not employees of the Company or its affiliates will receive an annual cash retainer of $45,000 and an equity retainer consisting of a grant of deferred stock units having a value of $90,000 for service on the Board and its committees or, if necessary in the case of any director that is not a resident of the United States, restricted shares of Class A Common Stock of the Company. The cash retainer is paid in monthly installments, and the restricted shares or deferred stock units are awarded to directors on the date of the annual shareholders’ meeting and vest on the date that the director’s service on the Board ends.

The Chairman of the Board receives a supplemental annual retainer of $40,000, paid one-half in cash and one-half in shares of the Company’s Class A Common Stock, for his additional duties. This supplemental retainer of cash and stock is also paid in monthly installments. The Chairman of the Audit Committee of the Board receives a supplemental annual retainer of $15,000, and the Chairman of each other committee of the Board receives a supplemental annual retainer of $6,000. These supplemental retainers are paid in monthly installments.

Non-employee directors also receive a cash meeting fee of $2,250 for each Audit Committee meeting attended, and a meeting fee of $2,000 for each other Board or committee meeting attended.

An additional retainer of $15,000 is payable in cash to the members of special committees, if and when such committees are established by the Board.

Non-employee directors may elect annually to defer any or all of their cash compensation for service. Amounts deferred earn a return equivalent to the rate of return on selected investment choices offered under the Nationwide Board of Directors’ Deferred Compensation Plan.

The Company reimburses directors of the Company for reasonable travel expenses incurred in connection with attendance at Board, committee or shareholder meetings and other Company events. This may include travel on the Company plane. Travel expenses for the spouses or guests of directors may also be reimbursed. The Company will also provide a gross-up payment in some circumstances for travel expenses for spouses or guests. This amount is taxed to the appropriate director.

Directors may also be provided with computers and certain other office equipment, office supplies, and additional home phone or computer lines at the discretion of the Company. The Company also pays the dues for each director’s membership in the National Association of Corporate Directors and reimburses directors for expenses related to educational or professional seminars the directors choose to attend. The Company will also reimburse directors for certain physical examinations.